Exhibit 99.3
ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes thereto included elsewhere in this Annual Report. Except for the consolidated historical information, the following discussion contains forward-looking statements. Actual results could differ from those projected in the forward-looking statements. Please refer to “Special Note Regarding Forward-Looking Statements” and “Risk Factors” elsewhere in this Annual Report.
Overview
We are a leading provider of automated retail solutions offering convenient products and services that benefit consumers and drive incremental retail traffic and revenue for retailers. Our automated retail business model leverages technology advancements that allow delivery of new and innovative consumer products in a compact, automated format. We believe this model positions us to address retailers’ increasing need to provide more in less space driven by increased urbanization and consumers’ increasing expectation of instant gratification. Our products and services can be found at approximately 65,600 kiosks in leading supermarkets, drug stores, mass merchants, financial institutions, convenience stores, malls and restaurants. While we are focused on four consumer sectors, collectively our business segments and strategic investments currently operate within five consumer sectors: Entertainment, Money, Electronics, Beauty & Consumer Packaged Goods, and Health.
Core Offerings
We have three core businesses:

•	Our Redbox business segment (“Redbox”), where consumers can rent or purchase movies and video games from self-service kiosks is focused on the entertainment consumer sector.

•
Our Coinstar business segment (“Coinstar”) is focused on the money consumer sector and provides self-service kiosks where consumers can convert their coins to cash and convert coins and paper bills to stored value products. We also offer self-service kiosks that exchange gift cards for cash under our Coinstar Exchange brand.

•
Our ecoATM business segment ("ecoATM") is focused on the electronics consumer sector and provides self-service kiosks where consumers can recycle certain electronic devices for cash and generates revenue through the sale of devices collected at our kiosks to third parties.

Other Self-Service Concepts
In addition to our three core businesses, we also conduct business activities through our self-service concepts, where we identify, evaluate, build or acquire and develop innovative new self-service concepts in the automated retail space. Currently, we are exploring in the marketplace our consumer product sampling kiosk concept SAMPLEit, in the Beauty and Consumer Packaged Goods sector. We regularly assess the performance of our concepts to determine whether continued funding or other alternatives are appropriate. The combined results of these concepts are included in the All Other reporting category as they do not meet quantitative thresholds to be a separate reportable segment.
Strategic Investments and Joint Venture
On occasion, we make strategic investments in external companies that provide automated self-service kiosk solutions. For example, in the Health sector we have invested in SoloHealth, Inc. Additionally, we held an equity interest in ecoATM prior to acquisition in the third quarter of 2013. On October 20, 2014, Redbox withdrew as a member of Redbox Instant by Verizon, (the "Joint Venture") a joint venture between Redbox and Verizon Ventures IV LLC ("Verizon").
See Note 5: Equity Method Investments and Related Party Transactions in our Notes to Consolidated Financial Statements for more information about our strategic investments.

Strategy
Our strategy is based upon leveraging our core competencies in the automated retail space to provide the consumer with convenience and value and to help retailers drive incremental traffic and revenue. Our competencies include success in building strong consumer and retailer relationships, and in deploying, scaling and managing kiosk businesses. We build strong retailer relationships by providing retailers with turnkey solutions that complement their businesses without significant outlays of time and financial resources. We believe we have significant opportunities to continue to grow our revenues, profitability and cash flow by capitalizing on our strengths and favorable industry trends through the execution of the following strategies:

•	Continue growing our Redbox business profitably. We are focused on profitably growing Redbox through increased revenue generation and improved kiosk-operations efficiency.
We expect to grow revenue through attracting new customers, testing pricing strategies, improving the Blu-ray rental mix, and utilizing our customer management tools. Blu-ray drives revenue growth by shifting rentals to its higher revenue price point, $2.00 per night, and higher margin dollars per rental. Not only does Blu-ray provide a strong financial benefit to our business, but it also offers consumers a better viewing experience due to superior picture and sound quality compared to other home video rental formats (including digital streaming). Further, our customer management tools allow us to provide personalized recommendations and promotions to our customers, which helps us generate incremental revenue. We continually test pricing strategies and make decisions based on results, for example, following price testing in 2014, effective December 2, 2014, the rental price for DVDs increased by 30 cents to $1.50 a day, and the price for Blu-ray Discs increased by 50 cents to $2.00 a day; and, effective January 6, 2015, the rental price for video games increased by $1.00 to $3.00 a day.
While we have substantially completed the build out of our Redbox network in the U.S., we believe we can improve financial performance by redeploying underperforming kiosks to lower kiosk density or higher-consumer-traffic areas. We also have retrofitted a significant percentage of our existing kiosks to provide increased capacity, which enables Redbox to retain discs in the kiosks longer without a material increase in product cost thereby allowing us to provide greater title selection and copy depth to generate incremental rentals. We also continuously improve our proprietary algorithms allowing Redbox to more accurately predict daily title availability and demand at individual kiosk locations. From a financial perspective, we expect these strategies to help offset the expected secular decline in the physical rental market.

•
Optimize and grow revenues from our Coinstar business. As with Redbox, we believe we can improve financial performance in our Coinstar business through kiosk optimization. We continue to focus on finding attractive locations for our kiosks, including through redeployment of underperforming kiosks to lower-kiosk-density or higher-consumer-traffic areas. Further, the Coinstar business continues to develop consumer-oriented products and services, such as Coinstar Exchange, and to expand into other channels, such as financial institutions, where we can leverage our Coinstar platform.

•
Scale and grow our ecoATM business to profitability. We are focused on strategically scaling our ecoATM business while also enhancing existing kiosk performance in order to drive the business to profitability. We expect to increase revenue through continued focus on placing new kiosks in attractive locations `and driving increased productivity at existing kiosks while also leveraging expenses as a percentage of revenue as the business scales. We plan to increase collections of devices and accelerate the ramp time of new kiosk installations in our mass merchant channel through targeted promotions and continuous marketing to customers in our key demographic segments

•
Use our expertise to continue to develop our existing businesses and new innovative automated retail solutions. Through Redbox and Coinstar, we have demonstrated our ability to profitably scale automated retail solutions. We also leverage those core competencies to identify, evaluate, build or acquire, and develop new automated retail concepts through both organic and inorganic opportunities. For example, in the third quarter of 2013, we acquired ecoATM, one of our previous strategic investments. Further, we continue to make modest investments to test our product sampling kiosk concept, SAMPLEit. We are committed to addressing the changing needs and preferences of our consumers, including through strategic investments.

Comparability of Results
We have recast prior period results to reflect the following:

•
Discontinued operations, consisting of our Redbox operations in Canada ("Redbox Canada"), which we shut down during the first quarter of 2015 as the business was not meeting performance expectations. See Note 20: Recast Financial Information in our Notes to Consolidated Financial Statements for additional information; and

•
Added ecoATM, our electronic device recycling business, as a separate reportable segment as of the first quarter of 2015. Previously, the results of ecoATM along with those of other self-service concepts were included in our New Ventures segment. The combined results of the other self-service concepts, which include our product sampling kiosk concept SAMPLEit, are now included in the All Other reporting category as they do not meet quantitative thresholds to be reported as a separate segment. See Note 14: Business Segments and Enterprise-Wide Information in our Notes to Consolidated Financial Statements for additional information.

Recent Events
Subsequent Events

•
On January 20, 2015, the Board of Directors of Outerwall Inc. announced that Nora M. Denzel, a director of the Company, was appointed by the Board to serve as Interim Chief Executive Officer of the Company, effective January 18, 2015, and that J. Scott Di Valerio stepped down as the Company’s Chief Executive Officer, effective January 18, 2015, and resigned from the Board, effective January 19, 2015.

•
On January 23, 2015, we made the decision to shut down our Redbox operations in Canada as the business was not meeting the Company's performance expectations and completed its disposal on March 31, 2015. As a result, we updated certain estimates used in the preparation of the financial statements and recognized an additional after-tax expense of $1.5 million in the fourth quarter of 2014 related to accelerated recognition of content library and capitalized installation costs on property and equipment. The remaining value of the content library and capitalized installation costs have been amortized over an expected three-month wind-down period ending March 31, 2015. Prior period results have been recast to reflect Redbox Canada results as discontinued operations.

•
On February 3, 2015, the Board approved an additional stock repurchase authorization of up to $250.0 million of its common stock plus the cash proceeds received from the exercise of stock options by the Company's directors and employees, bringing the total available for repurchases to approximately $413.7 million.

•
On February 3, 2015, our board of directors approved a dividend policy and declared a quarterly cash dividend of $0.30 per share to be paid on March 18, 2015, to all stockholders of record as of the close of business on March 3, 2015. Future quarterly dividend payments will be subject to approval by our board of directors.

Q4 2014 Events

•
On November 24, 2014, Redbox announced that, effective December 2, 2014, the rental price for DVDs would increase by 30 cents to $1.50 a day, and the price for Blu-ray Discs would increase by 50 cents to $2.00 a day; and that, effective January 6, 2015, the rental price for video games would increase by $1.00 to $3.00 a day.

•
On November 20, 2014 Redbox announced a contract extension with Paramount Home Entertainment under the existing terms. The one-year extension maintains day-and-date access for our customers to Paramount titles through the end of 2015.

•
On October 27, 2014, Redbox entered into an amended and restated content license agreement with Lions Gate Films, Inc. which extends the term of the existing agreement through September 30, 2016 and can be extended for an additional year under certain circumstances.

•
On October 19, 2014, Redbox, Verizon, the Joint Venture and Verizon Corporate Services Group, Inc. entered into a Withdrawal and Extinguishment of Rights Agreement pursuant to which Redbox withdrew as a member of the Joint Venture effective on October 20, 2014. The Joint Venture ceased operation of its consumer service effective October 7, 2014.

Q3 2014 Events

•	On September 26, 2014, Universal Studios Home Entertainment LLC exercised its option to extend the term of the revenue sharing license agreement between Redbox and Universal through December 31, 2015.

•
On September 2, 2014, our remaining outstanding 4.0% Convertible Senior Notes ("Convertible Notes") matured. In the three months ended September 30, 2014, we retired or settled upon maturity $33.4 million in face value of Convertible Notes for $33.4 million in cash and the issuance of 248,944 shares of our common stock. See Note 7: Debt and Other Long-Term Liabilities in our Notes to Consolidated Financial Statements for more information.

•	During the three months ended September 30, 2014, we repurchased 1,185,970 shares of our common stock at an average price of $59.52 per share for $70.6 million.(1)
Q2 2014 Events

•	On June 27, 2014, Sony notified us of their intent to extend our existing content license agreement with them. This extension will extend the license period through September 30, 2015.

•
On June 24, 2014, we entered into a new credit facility arrangement consisting of a senior secured $600.0 million revolving line of credit that, under certain conditions, may be increased up to an additional $200.0 million in aggregate, and a senior secured $150.0 million amortizing term loan. The maturity of the credit facility is extended until June 24, 2019.

•
On June 9, 2014, we consummated a private offering to sell $300.0 million in aggregate principal amount of senior unsecured notes due 2021. We used the proceeds to repay indebtedness under our prior credit facility and for general corporate purposes.

•	During the three months ended June, 30, 2014, we repurchased 711,556 shares of our common stock at an average price of $70.27 per share for $50.0 million.(1)
Q1 2014 Events

•	During January 2014, we repurchased 736,000 shares of our common stock at an average price of $67.93 per share for $50.0 million.(1)

•
During the three months ended March 31, 2014, we executed a tender offer in which we accepted for payment an aggregate of 5,291,701 shares of our common stock at a final purchase price of $70.07 per share, for an aggregate cost of $370.8 million, excluding fees and expenses.(1)

(1)
Shares purchased as part of publicly announced repurchase plans or programs as approved by Board of Directors. See Note 8: Repurchases of Common Stock in our Notes to Consolidated Financial Statements for more information.

Results of Operations
Consolidated Results
The discussion and analysis that follows covers our results from continuing operations:

	Years Ended December 31,			2014 vs. 2013		2013 vs. 2012
Dollars in thousands, except per share amounts	2014	2013	2012	$	%	$	%
Revenue	$2,291,586	$2,299,785	$2,198,151	$(8,199)	(0.4)%	$101,634	4.6%
Operating income	$268,404	$278,876	$287,493	$(10,472)	(3.8)%	$(8,617)	(3.0)%
Income from continuing operations	$124,677	$222,688	$166,303	$(98,011)	(44.0)%	$56,385	33.9%
Diluted earnings per share from continuing operations	$6.02	$7.85	$5.17	$(1.83)	(23.3)%	$2.68	51.8%
Comparing 2014 to 2013
Revenue decreased $8.2 million, or 0.4%, primarily due to:

•	$86.0 million decrease from our Redbox segment primarily due to

◦
4.9% decrease in same store sales primarily due to the relative attractiveness and timing of title releases - while total box office for content released during 2014 increased 8.1%, significantly lower box office during certain periods of 2014, in particular content released in the second and third quarters, led to a lack of strong content throughout the year and contributed to a 7.2% decrease in rentals in 2014; and

◦
$17.1 million decrease in video game rentals primarily due to a lighter release slate during the first and second quarters because of the game industry’s shift to next generation platforms; partially offset by

•
$62.4 million increase from our ecoATM segment primarily due to the inclusion of a full year of results subsequent to our acquisition of ecoATM on July 23, 2013 and an increase of 1,010 ecoATM kiosks during the year; and

•
$15.4 million increase from our Coinstar segment, primarily due to growth in U.S. same store sales driven by a price increase effective October 1, 2013, higher volume in the U.K. due to an increased kiosk base, growth in U.K. same store sales driven by a price increase effective August 1, 2014 and growth in the number of Coinstar Exchange kiosks.

Operating income decreased $10.5 million, or 3.8%, primarily due to:

•
$23.9 million increase in operating loss within our ecoATM segment, primarily from costs associated with scaling the ecoATM business and the inclusion of a full year of results in 2014, partially offset by transaction expenses recognized in 2013 related to the ecoATM acquisition;

•
$4.6 million increase in share based expense, which is not allocated to our segments, primarily as a result of rights to receive cash we issued as replacement awards for unvested restricted stock as part of our acquisition of ecoATM in the third quarter of 2013; and

•	$0.2 million decrease in operating income within our Redbox segment primarily where the following items partially offset the decrease in revenue discussed above:

◦	$46.4 million decrease in direct operating expenses which stayed in line with revenue at 70.1% of revenue in 2014 as compared to 69.4% in 2013;

◦	$29.0 million decrease in general and administrative expenses primarily as a result of ongoing cost reduction initiatives;

◦	$10.6 million decrease in depreciation and amortization expenses primarily due to certain of our kiosk assets becoming fully depreciated; partially offset by

•	$16.5 million increase in operating income within our Coinstar segment primarily due to revenue growth.

Comparing 2014 to 2013 Continued
Income from continuing operations decreased $98.0 million, or 44.0%, primarily due to:

•
$48.7 million increase in loss from equity method investments primarily due to a $68.4 million gain recorded in the third quarter of 2013 on the re-measurement of our previously held equity interest in ecoATM to its acquisition date fair value;

•	$26.5 million increase in income tax expense due primarily to discrete tax benefits in 2013;

•
$14.8 million increase in interest expense due to increased average borrowings which includes the impact of the $300.0 million principal amount of Senior Notes due 2021 we issued on June 9, 2014 (see Note 7: Debt and Other Long-Term Liabilities in our Notes to Consolidated Financial Statements for more information); and

•	$10.5 million decrease in operating income discussed above.
Comparing 2013 to 2012
Revenue increased $101.6 million, or 4.6%, primarily due to:

•
$60.7 million increase from our Redbox segment, $137.0 million from new kiosk installations including the acquisition and replacement of NCR kiosks, offset by a $76.3 million decrease from a decline in same store sales due primarily to a lower box office;

•	$31.8 million increase from our ecoATM segment primarily due to the inclusion of ecoATM results subsequent to its acquisition in 2013; and

•
$9.5 million increase from our Coinstar segment, primarily due to growth of U.S. same store sales as a result of the price increase in the fourth quarter of 2013 and revenue from kiosks installed at TD Canada Trust ("TDCT") locations.

Operating income decreased $8.6 million, or 3.0%, primarily due to:

•	$13.1 million increased operating loss within our ecoATM segment, primarily due to the inclusion of ecoATM results subsequent to our acquisition of ecoATM on July 23, 2013;

•
$7.5 million increased share based expense, which is not allocated to our segments, primarily as a result of $8.7 million in expense associated with rights to receive cash issued as a part of the acquisition of ecoATM; offset partially by

•	Increased operating income within our Redbox segment primarily from the impact of the following items, partially offset by the increase in revenue discussed above:

◦	Increased product costs included in direct operating expenses due to higher content purchases attributable to:

▪	A 19.0% increase in theatrical titles in 2013 driven largely by a weaker release schedule in the third quarter of 2012 due to the Summer Olympics;

▪
Content purchases in anticipation of higher rental demand, growth in our installed kiosk base, increased content purchases under our Warner agreement which was signed in the fourth quarter of 2012 relative to the January through October 2012 period when we were procuring Warner content through alternative sources;

▪	Increased Blu-ray content purchases as we continue to grow this format; partially offset by

▪
A $31.8 million reduction in product costs due to the content library amortization change as explained in Note 2: Summary of Significant Accounting Policies in our Notes to Consolidated Financial Statements, as well as a weaker release schedule in the fourth quarter of 2013, down 21.0% from a year ago;

Comparing 2013 to 2012 Continued

◦
Increases in other direct operating expenses including revenue share, payment card processing fees, customer service and support function costs directly attributable to our revenue and kiosk growth and certain costs incurred to service the kiosks that were under the transition services agreement with NCR, offsetting this was a benefit from an $11.4 million reduction in a loss contingency accrual recorded during first quarter of 2013, of which $11.4 million had been previously expensed in 2012;

◦
Higher depreciation and amortization expenses primarily due to higher depreciation from the continued investment in our technology infrastructure, incremental depreciation associated with our 2012 installed kiosks, including the NCR kiosks, as well as the launch of Redbox Instant by Verizon; and

◦
Increased general and administrative expenses primarily due to higher expenses related to corporate information technology initiatives including the continued implementation and maintenance of our enterprise resource planning system and professional fees related to the sale of kiosks acquired in our NCR Asset Acquisition.

•	Increased operating income in our Coinstar segment primarily attributable to revenue growth.
Income from continuing operations increased $56.4 million, or 33.9%, primarily due to:

•	A gain of $68.4 million on the re-measurement of our previously held equity interest in ecoATM during 2013;

•
Lower income tax expenses due to lower pretax income and a lower effective tax rate driven primarily by a tax benefit of $24.3 million related to the non-taxable gain upon the acquisition of ecoATM noted above, a discrete one-time tax benefit of $17.8 million, net of a valuation allowance, related to outside tax basis from a restructuring and sale of a subsidiary and a $16.7 million discrete one-time tax benefit related to the recognition of an outside basis difference in a subsidiary; partially offset by

•	Lower operating income as described above;

•	A $19.5 million gain on a license grant to the Joint Venture during 2012 which did not recur in 2013;

•	Increased interest expense primarily due to the $350.0 million in Senior Notes we issued on March 12, 2013 and loss from early extinguishment or conversion of debt.

Share-Based Payments and Rights to Receive Cash
Our share-based payments consist of share-based compensation granted to executives, non-employee directors and employees and share-based payments granted to movie studios as part of content agreements. We grant stock options, restricted stock and performance-based restricted stock to executives and non-employee directors and restricted stock to our employees. In connection with our acquisition of ecoATM, we also granted certain rights to receive cash (the "rights to receive cash"). We also granted restricted stock to certain movie studios as part of content agreements with our Redbox segment. The expense associated with the grants to movie studios is allocated to our Redbox segment and included within direct operating expenses. The expenses associated with share-based compensation to our executives, non-employee directors, employees and related to the rights to receive cash are part of our corporate function and are not allocated to our segments. The components of our unallocated share-based compensation expense are presented in the following table:

	Years Ended December 31,			2014 vs. 2013		2013 vs. 2012
Dollars in thousands	2014	2013	2012	$	%	$	%
Direct operating	$6,585	$3,636	$863	$2,949	81.1%	$2,773	321.3%
Marketing	3,193	1,559	66	1,634	104.8%	1,493	NM*
Research and development	3,851	1,375	334	2,476	180.1%	1,041	311.7%
General and administrative	11,658	14,164	11,984	(2,506)	(17.7)%	2,180	18.2%
Total	$25,287	$20,734	$13,247	$4,553	22.0%	$7,487	56.5%
* Not meaningful
Unallocated share-based compensation expense increased $4.6 million, or 22.0% and $7.5 million, or 56.5% during the years ended December 31, 2014 and 2013, respectively, due to the rights to receive cash and changes in the fair value of restricted stock awards granted. See Note 9: Share-Based Payments in our Notes to Consolidated Financial Statements for more information.

Segment Results
Our discussion and analysis that follows covers results of operations for our Redbox, Coinstar and ecoATM segments.
We manage our business by evaluating the financial results of our segments, focusing primarily on segment revenue and segment operating income before depreciation, amortization and other; share-based compensation granted to executives, non-employee directors and employees and the rights to receive cash (“segment operating income”). Segment operating income contains internally allocated costs of our shared services support functions, including but not limited to, corporate executive management, business development, sales, customer service, finance, legal, human resources, information technology, and risk management. We also review depreciation and amortization allocated to each segment.
Management utilizes segment revenue and segment operating income to evaluate the health of our business segments and in consideration of allocating resources among our business segments. Specifically, our CEO evaluates segment revenue and segment operating income, and assesses the performance of each business segment based on these measures, as well as, among other things, the prospects of each of the segments and how they fit into our overall strategy. Our CEO then decides how resources should be allocated among our business segments. For example, if a segment’s revenue increases more than expected, our CEO may consider allocating more financial or other resources to that segment in the future. We periodically evaluate our shared services support function’s allocation methods used for segment reporting purposes, which may result in changes to segment allocations in future periods.
We also review same store sales for our Redbox and Coinstar segments, which we calculate on a location basis. Most of our locations have a single kiosk, but in locations with a high-performing kiosk, we may add additional kiosks to drive incremental revenue and provide a broader product offering. Same store sales reflects the change in revenue from locations that have been operating for more than 13 months by the end of the reporting period compared with the same locations in the same period of the prior year. We use the average selling price of value devices (non-scrap) sold, number of value devices sold, and number of overall devices sold rather than same store sales for our ecoATM business because transactions at the kiosk are for product acquisition, not revenue.
Detailed financial information about our business segments, including our change in reportable segments in the first quarter of 2015 and significant customer relationships, is provided in Note 14: Business Segments and Enterprise-Wide Information in our Notes to Consolidated Financial Statements.

Revenue
Our Redbox segment generates revenue primarily through fees charged to rent or purchase a movie or video game, and we pay retailers a percentage of our revenue. Our Coinstar segment generates revenue primarily through transaction fees from our consumers and product partners and we pay retailers a percentage of our revenue. Our ecoATM segment generates revenue primarily through sales of devices collected at our ecoATM kiosks to third parties.
Our segment operating expenses include the following categories:
Direct Operating
Direct operating expenses consist primarily of (1) amortization of our content library, (2) transaction fees and commissions we pay to our retailers, (3) credit card fees and coin processing expenses, (4) field operations support, (5) cost to acquire devices that are resold to third parties through our ecoATM business, and (6) revenue share we pay to studios. Variations in the percentage of transaction fees and commissions we pay to our retailers may result in increased expenses. Such variations are based on certain factors, such as total revenue, long-term non-cancelable contracts, installation of our kiosks in high traffic and/or urban or rural locations, new product commitments, or other criteria.
Marketing
Our marketing expenses represent our cost of advertising, traditional marketing, on-line marketing, and public relations efforts in national and regional advertising and major international markets.
Research and Development
Our research and development expenses consist primarily of the development costs of our kiosk software, network applications, machine improvements, and new product development. Research and development expenses represent expenditures to support development and design of our complementary new product ideas and to continue our ongoing efforts to enhance our existing products and services.
General and Administrative
Our general and administrative expenses consist primarily of executive management, business development, supply chain management, finance, management information system, human resources, legal, facilities, risk management, and administrative support for field operations.
Depreciation and Amortization
Our depreciation and other expenses consist primarily of depreciation charges on our installed kiosks as well as on computer equipment and leased automobiles.
Detailed financial information about our business segments, including geographic financial information and significant customer relationships is provided in Note 14: Business Segments and Enterprise-Wide Information in our Notes to Consolidated Financial Statements.

Redbox

	Years Ended December 31,			2014 vs. 2013		2013 vs. 2012
Dollars in thousands, except net revenue per rental amounts	2014	2013	2012	$	%	$	%
Revenue	$1,881,718	$1,967,715	$1,907,040	$(85,997)	(4.4)%	$60,675	3.2%
Expenses:
Direct operating	1,318,919	1,365,368	1,334,602	(46,449)	(3.4)%	30,766	2.3%
Marketing	20,969	20,835	18,675	134	0.6%	2,160	11.6%
Research and development	120	76	739	44	57.9%	(663)	(89.7)%
General and administrative	135,678	164,634	158,898	(28,956)	(17.6)%	5,736	3.6%
Segment operating income	406,032	416,802	394,126	(10,770)	(2.6)%	22,676	5.8%
Less: depreciation and amortization	(149,236)	(159,851)	(147,353)	10,615	(6.6)%	(12,498)	8.5%
Operating income	$256,796	$256,951	$246,773	$(155)	(0.1)%	$10,178	4.1%
Operating income as a percentage of revenue	13.6%	13.1%	12.9%
Same store sales growth (decline)	(4.9)%	(4.1)%	10.2%
Effect on change in revenue from same store sales growth (decline)	(95,505)	(76,346)	157,711	(19,159)	25.1%	(234,057)	(148.4)%
Ending number of kiosks*	42,280	42,900	43,350	(620)	(1.4)%	(450)	(1.0)%
Total rentals (in thousands)*	717,128	772,872	739,166	(55,744)	(7.2)%	33,706	4.6%
Net revenue per rental	2.62	2.54	2.55	0.08	3.1%	(0.01)	(0.4)%

*
Excludes kiosks and the impact of kiosks acquired as part of the 2012 NCR Asset Acquisition which occurred on June 22, 2012. We acquired approximately 6,200 active kiosks. Approximately 1,900 of these kiosks remained in service at December 31, 2012. During the first quarter of 2013, we replaced 100 of these kiosks with Redbox kiosks and during the first and second quarters of 2013, we removed but did not replace all remaining kiosks acquired. During the years ended December 31, 2013 and 2012, kiosks acquired as part of the NCR acquisition generated revenue of approximately $2.7 million from 0.8 million rentals and $22.0 million from 7.4 million rentals, respectively.

The comparable performance of our content library is continually affected by seasonality, strength of box office and timing of the release slate and the relative attractiveness of titles available for rent in a particular quarter or year which may have lingering effects in subsequent periods. Compared with prior periods when kiosk installations were increasing and helping drive growth, Redbox revenue and other operating results may be more affected by these factors. We also anticipate negative impacts in future periods arising from the expected secular decline in the physical rental market.
Q1 2015 Events

•
During the first quarter of 2015, we made the decision to shut down our Redbox Canada operations as the business was not meeting the Company's performance expectations. The results of Redbox Canada have been presented as discontinued operations on our Consolidated Statements of Comprehensive Income and are no longer included in segment operating results presented above. See Note 12: Discontinued Operations in our Notes to Consolidated Financial Statements for additional information;

2014 Events

•
On November 24, 2014, Redbox announced that, effective December 2, 2014, the rental price for DVDs would increase by 30 cents to $1.50 a day, and the price for Blu-ray Discs would increase by 50 cents to $2.00 a day; and that, effective January 6, 2015, the rental price for video games would increase by $1.00 to $3.00 a day.

•	During the fourth quarter of 2014, Redbox launched Redbox Play Pass, a new loyalty program, which we expect to drive continued improvement in customer engagement and rental frequency.

•
On November 20, 2014 Redbox announced a contract extension with Paramount Home Entertainment under the existing terms. The one-year extension maintains day-and-date access for our customers to Paramount titles through the end of 2015.

•
On October 27, 2014, Redbox entered into a new content license agreement with Lions Gate Films, Inc. which extends the term of the existing agreement through September 30, 2016 and can be extended for an additional year under certain circumstances.

•	On October 19, 2014, Redbox entered into an agreement with Verizon to withdraw from the Joint Venture

•	On September 26, 2014, Universal Studios Home Entertainment LLC exercised its option to extend the term of the revenue sharing license agreement between Redbox and Universal through December 31, 2015.

•
On June 27, 2014, Sony notified us of their intent to extend our existing content license agreement with them. The extension became effective October 1, 2014 and extended the license period through September 30, 2015.

Comparing 2014 to 2013
Revenue decreased $86.0 million, or 4.4%, primarily due to the following:

•	$95.5 million decrease from a 4.9% decrease in same store sales primarily due to:

◦
Relative attractiveness and timing of title releases - while total box office (representing titles with total North American box office receipts of at least $5.0 million) for content released during 2014 increased 8.1%, significantly lower box office during certain periods of 2014 (particularly in the second and third quarters) led to a lack of strong content throughout the year which, combined with the impact from the expected secular decline in the market, contributed to a 7.2% decrease in rentals in 2014;

◦
Revenue from video game rentals decreased $17.1 million primarily due to a lighter release slate during the first and second quarters because of the game industry’s shift to next generation platforms and under performance of certain games titles; partially offset by

◦	More effective promotional activity that leverages customer-specific offerings and an increase in the daily rental fees for movie content implemented in December 2014.

•	$2.8 million decrease to zero from revenue earned by kiosks acquired from NCR as noted above; partially offset by

•	$12.2 million in revenue from newly installed or relocated kiosks including those that replaced the remaining NCR kiosks.
Net revenue per rental increased $0.08 to $2.62 primarily due to:

•
A continued increase in Blu-ray rentals which we consider a key focus for future revenue growth as it has a higher revenue and margin dollar per rental and offers consumers a better viewing experience due to superior picture and sound quality compared to other options such as digital streaming and video on demand. Blu-ray rentals represented 14.9% of total disc rentals and 17.6% of revenue during 2014 as compared to 13.1% of total disc rentals and 15.4% of revenue during 2013; partially offset by

•	Lower video game rentals, which declined 16.6% during 2014 as compared to 2013 primarily due to the factors discussed above.
Operating income decreased $0.2 million, primarily due to the following:

•	$86.0 million decrease in revenue as described above; partially offset by

•	$46.4 million decrease in direct operating expenses, which were 70.1% of revenue in 2014 as compared to 69.4% in 2013, primarily as a result of:

◦
Product costs decreased $9.6 million to $806.8 million primarily due to lower spending on content in 2014 partially offset by a change in how we amortize our product costs in our content library that was prospectively applied as explained in Note 2: Summary of Significant Accounting Policies in our Notes to Consolidated Financial Statements resulting in a $21.7 million benefit which was recorded in the second quarter of 2013 to reflect an increase in the ending value of the Redbox content library as of June 30, 2013. For comparability purposes, product cost in 2013 would have been $23.8 million higher had the new methodology been applied retrospectively as costs would have shifted from prior periods into 2013;

◦
Gross margin decreased by 140 basis points to 57.1% in 2014 primarily due to the performance of the content library as a result of the relative attractiveness of titles available for rent and the timing of the release schedule in 2014 partially offset by a $3.4 million decrease in studio-related share-based expenses and closing underperforming NCR kiosks. The 2013 period also benefited from an $11.4 million reduction in a loss contingency that had been previously expensed in 2012;

◦
Direct operating expenses were also impacted by lower retailer revenue sharing expenses primarily due to lower revenue, lower payment card processing fees due to fewer rentals and general cost containment initiatives. The 2014 period also included a one-time benefit from a $5.6 million adjustment to expenses related to personal property taxes due to a reduction of the estimated liability; and

•
$29.0 million decrease in general and administrative expenses primarily as a result of ongoing cost reduction initiatives, including payroll related savings arising from our December 2013 workforce reduction and lower variable expenses associated with IT infrastructure costs, temporary staffing, legal and professional fees; and

•
$10.6 million decrease in depreciation and amortization expenses primarily due to certain of our kiosk assets that are depreciated over three to five years becoming fully depreciated partially offset by higher depreciation expense as a result of continued investment in our corporate technology infrastructure and additional depreciation for newly installed or replaced kiosks.

Comparing 2013 to 2012
Revenue increased $60.7 million, or 3.2%, primarily due to the following:

•
$134.3 million from new kiosk installations that were primarily installed in the second half of 2012 and were not included in our same store sales until the second half of 2013, as well as the replacement of NCR kiosks; and

•	$2.7 million from kiosks acquired from NCR; partially offset by a

•
$76.3 million decrease from a 4.1% decline in same store sales due primarily to a considerably weaker start to first quarter’s release schedule, which has a significant influence on first quarter rentals, with only 36.0% of the total first quarter box office available to rent in January versus 50.0% last year, an overall weaker box office during the second and fourth quarters, an increase in single night and discounted rentals for most of the year, as well as cannibalization of rentals as we installed over 5,200 new kiosks during the second half of 2012. Partially offsetting this was growth in third and fourth quarter same stores sales from over 4,200 of our 2012 kiosk installations that are now included in same store sales, a significantly stronger box office during the third quarter; up 46.0% from prior year as a result of the Summer Olympics in 2012, as well as substantial growth in Blu-ray and video game disc rentals, which were up 58.7% and 16.1%, respectively. While our same store sales declined from the prior period as noted above, we saw improvement in 2013 as some of the converted kiosk installs begin contributing to same store sales and product strength compares more favorably year over year. Additionally, we saw improvement in our single versus multiple night rental mix in December as they moved closer to historical averages due to less reliance on discounted rentals both of which drive higher net revenue per rental.

Net revenue per rental decreased $0.01 to $2.54 primarily due to higher than expected customer response to promotions during the third quarter which drove discounted rentals and an increase in single night rentals for most of the year. This decrease was partially offset by increases in Blu-ray and video game rentals as a percentage of our total rentals, both of which have a higher daily rental fee.
Blu-ray rentals continued prior trends and increased to 13.1% of total rentals for the year, with fourth quarter Blu-ray rentals hitting an all-time high of 14.2% of total disc rentals. Video game rentals increased from 2.0% to 2.2% of total rentals despite several popular releases being available only on multi-disc sets, which presented a challenge for our customers in renting these releases.
Operating income increased $10.2 million, or 4.1%, primarily due to the following:

•	$60.7 million increase in revenue as described above; offset by

•	$30.8 million increase in direct operating expenses composed of the following;

◦	Product costs increased $24.6 million to $816.4 million due to the following main factors:

▪
Increased content purchases in the third quarter as a result of a 19.0% increase in theatrical titles driven largely by a weaker release schedule in the third quarter of 2012 due to the Summer Olympics;

▪
Greater content purchases in anticipation of higher rental demand, growth in our installed kiosk base, increased content purchases under our Warner agreement which was signed in the fourth quarter of 2012 relative to the January through October 2012 period when we were procuring Warner content through alternative sources;

▪	Increased Blu-ray content purchases as we continued to grow this format; partially offset by

▪
A $31.8 million reduction in product costs due to the content library amortization change as explained in Note 2: Summary of Significant Accounting Policies in our Notes to Consolidated Financial Statements, as well as a weaker release schedule in the fourth quarter of 2013, down 21.0% from a year ago;

▪
Product is typically purchased 6-8 weeks in advance based on forecasted demand and revenue and future content purchases are adjusted if results in the current period do not meet expectations but it impacts operating income in the short-term.

◦
Increases in revenue share, payment card processing fees, customer service and support function costs directly attributable to our revenue and kiosk growth and certain costs incurred to service the kiosks under the transition services agreement with NCR;

◦
Benefiting the period was an $11.4 million reduction in a loss contingency accrual recorded during in the first quarter of 2013, of which $11.4 million had been previously expensed in 2012 as well as a $1.4 million reduction in studio related share based expenses primarily due to a larger change in our share price during the period, partially offset by a lower number of unvested shares on the last day of the calculation period;

◦	Direct operating expenses as a percent of revenue for 2013 were 69.4% as compared to 70.0% in the prior period.

•
$12.5 million increase in depreciation and amortization expenses primarily due to higher depreciation from continued investment in our technology infrastructure, incremental depreciation associated with our 2012 installed kiosks, including the NCR kiosks, as well as the launch of Redbox Instant by Verizon;

•
$5.7 million increase in general and administrative expenses primarily due to higher expenses related to corporate information technology initiatives including the continued implementation and maintenance of our enterprise resource planning system and professional fees related to the sale of kiosks acquired in our NCR Asset Acquisition; and

•
$2.2 million increase in marketing costs due to initiatives to increase our revenue by improving consumer insight and data capabilities to offer a better consumer experience through personalized recommendations for the latest new releases, search engine marketing, growth in our SMS and text club messages due to an increase in our subscriber list, promotional email campaigns and social media.

Coinstar

	Years Ended December 31,			2014 vs. 2013		2013 vs. 2012
Dollars in thousands, except average transaction size	2014	2013	2012	$	%	$	%
Revenue	$315,628	$300,218	$290,761	$15,410	5.1%	$9,457	3.3%
Expenses:
Direct operating	161,214	158,562	155,740	2,652	1.7%	2,822	1.8%
Marketing	6,346	6,244	4,938	102	1.6%	1,306	26.4%
Research and development	531	6,962	4,455	(6,431)	(92.4)%	2,507	56.3%
General and administrative	27,012	25,944	26,367	1,068	4.1%	(423)	(1.6)%
Segment operating income	120,525	102,506	99,261	18,019	17.6%	3,245	3.3%
Less: depreciation and amortization	(35,471)	(33,921)	(36,108)	(1,550)	4.6%	2,187	(6.1)%
Operating income	$85,054	$68,585	$63,153	$16,469	24.0%	$5,432	8.6%
Operating income as a percentage of revenue	26.9%	22.8%	21.7%
Same store sales growth (decline)	4.7%	1.4%	(0.1)%
Ending number of kiosks	21,340	20,900	20,300	440	2.1%	600	3.0%
Total transactions (in thousands)	72,957	76,120	76,954	(3,163)	(4.2)%	(834)	(1.1)%
Average transaction size	$42.12	$41.39	$39.30	$0.73	1.8%	$2.09	5.3%
 * Not Meaningful
2014 Events

•	Effective August 1, 2014, we increased the coin voucher product transaction fee from 8.9% to 9.9% at all U.K. grocery retail locations.
Comparing 2014 to 2013
Revenue increased $15.4 million, or 5.1%, primarily due to:

•	Same store sales growth in the U.S. driven by a price increase implemented across all grocery locations effective October 1, 2013;

•	Higher volume in the U.K. due to an increased U.K. kiosk base;

•	Same store sales growth in the U.K driven by a price increase on August 1, 2014; and

•	Growth in the number of Coinstar Exchange kiosks.
The average transaction size continued to increase during 2014 while the number of transactions has declined. The decline in transactions is the result of larger pours and less frequent visits, a slight decrease in the U.S. kiosk base year over year as a result of optimization efforts, the expected volume decline as a result of the U.S. price increase, and the impact of the Royal Canadian Mint’s penny reclamation efforts in Canada.
Operating income increased $16.5 million, or 24.0%, primarily due to the following:

•	$15.4 million increase in revenue as described above; and

•	$6.4 million decrease in research and development expenses primarily due to a reduction in kiosk hardware and software engineering efforts for Coinstar and Coinstar Exchange; partially offset by

•	$1.1 million increase in general and administrative expenses primarily due to increased expenses associated with the growth of our Coinstar Exchange business;

•	$2.7 million increase in direct operating expenses due to increased revenue sharing, selling and customer service costs to support higher revenues; and

•
$1.6 million increase in depreciation and amortization expense due to higher depreciation expense as a result of continued investment in our corporate technology infrastructure and the write-off of technology assets.

Comparing 2013 to 2012
Revenue increased $9.5 million, or 3.3%, primarily due to growth of U.S. same store sales and revenue from TDCT locations. The increase in same store sales in the U.S. was driven by the price increase implemented across all grocery locations in the U.S. The average coin-to-voucher transaction size continued to increase and the volume of non-cash voucher products increased by 0.3%. Revenue increased at a rate lower than the increase in transaction size due to variations in country and product mix, including growth in Canada driven by TDCT, which has a different revenue model than regular coin-to-voucher transactions. Same store sales grew in the U.S. driven by growth from the fee increase in fourth quarter of 2013, and the fact that revenue from kiosks installed in 2011 was fully included in the 2012 same store sales measurement. This was slightly offset by reduced same store sales in the UK and Canada.
The average coin-to-voucher transaction size continued to increase and the volume of non-cash voucher products increased by 0.3%. Revenue increased at a rate lower than the increase in transaction size due to variations in country and product mix, including growth in Canada driven by TDCT, which has a different revenue model than regular coin-to-voucher transactions.
Operating income increased $5.4 million, or 8.6%, primarily due to the following:

•	$9.5 million increase in revenue as described above; and

•
$2.2 million decrease in depreciation and amortization expense due to incremental expense associated with one-time expense for internal use software in the nine months ended September 30, 2012 for $2.5 million which did not recur in 2013, offset by lower machine disposal losses; partially offset by

•	$1.3 million increase in marketing expenses primarily due to timing of advertising and spending to support our programs in 2013;

•
$2.8 million increase in direct operating expenses primarily due to higher revenue share expense attributable to both revenue growth and increased revenue share rates with certain retail partners as a result of long-term contract renewals; higher coin processing and transportation related expenses arising from higher revenue and incremental costs to outsource the transportation function in Canada in 2013; and

•	$2.5 million increase in research and development expenses primarily due to an increase in kiosk software and hardware engineering efforts for our Coinstar and gift card exchange business kiosks.

ecoATM

	Years Ended December 31,		2014 vs. 2013
Dollars in thousands, except average selling price of value devices sold	2014	2013	$	%
Revenue	$94,187	$31,824	$62,363	196.0%
Expenses:
Direct operating	92,182	27,271	64,911	238.0%
Marketing	3,513	938	2,575	274.5%
Research and development	5,691	2,772	2,919	105.3%
General and administrative	12,773	7,868	4,905	62.3%
Segment operating loss	(19,972)	(7,025)	(12,947)	184.3%
Less: depreciation and amortization	(17,031)	(6,077)	(10,954)	180.3%
Operating loss	$(37,003)	$(13,102)	$(23,901)	182.4%
Ending number of kiosks	1,890	880	1,010	114.8%
Average selling price of value devices sold	$76.30	$66.11	$10.19	15.4%
Number of value devices sold	1,195,028	444,230	750,798	169.0%
Number of overall devices sold	1,696,565	630,809	1,065,756	169.0%
On July 23, 2013 we completed the acquisition of ecoATM. The primary reason for the business combination was to expand Outerwall’s presence in automated retail and gain exposure to the growing demand for refurbished electronic products and mobile devices. ecoATM results of operations presented here represent the results of ecoATM from the July 23, 2013 acquisition date.
Comparing 2014 to 2013
Revenue increased $62.4 million primarily due to the inclusion of a full year of ecoATM results in 2014 and from kiosks installed primarily in the grocery channel during the second half of 2014. Relative to our mall and mass merchant channels, sites in the grocery channel typically are smaller in overall square footage and have less foot traffic. As a result, we expect our ecoATM kiosks in the grocery channel to ramp slower than our mall and mass merchant kiosks. Our key revenue drivers are devices collected per kiosk per day, the percentage of those devices that are value devices, as well as the average selling price that we receive when reselling the devices. Revenue decreased sequentially from the quarter ended September 30, 2014 primarily due to seasonal trends, a lower mix of higher value devices, and a lower average selling price in the secondary market resulting from an increased supply of devices following the iPhone 6 release in September 2014.
Operating loss increased $23.9 million, or 182.4%, primarily due to the following;

•
$64.9 million increase in direct operating expenses mainly due to costs associated with the acquisition, transportation and processing of mobile devices, as well as costs for servicing of our kiosks and payments to our retailers. Additionally, in 2014 the highly successful launch of the iPhone 6/6+ caused a significant increase in device trade-ins that lowered resale values in the secondary market to below historical levels during the fourth quarter. 2014 operating expenses also include a full year of results whereas 2013 includes costs only after the acquisition date and reflects the increased ecoATM kiosk base. As we install additional kiosks we expect our variable operating costs to increase proportionately, however, as our existing kiosks continue to ramp, we expect to leverage the fixed cost portions of our direct operating expenses;

•
$11.0 million increase in depreciation and amortization expense from depreciation on our increased installed kiosk base, amortization expense related to certain intangible assets acquired as part of the business combination and higher depreciation expense as a result of continued investment in our corporate technology infrastructure;

•
$4.9 million increase in general and administrative expense primarily due to higher costs to support the continued growth in our installed kiosk base, as well as expenses related to facilities expansion and human resource programs, partially offset by $5.7 million in transaction expenses related to the acquisition of ecoATM in 2013;

•	$2.9 million increase in research and development expense due to continued development of our kiosk hardware and software platforms; and

•	$2.6 million increase in marketing costs primarily due to costs to promote the ecoATM brand and additional headcount to support our installed kiosk base; partially offset by

•	$62.4 million increase in revenue described above.

Income (loss) from equity method investments
Comparing 2014 to 2013
Loss and income from equity method investments was $28.7 million of loss compared to income of $19.9 million primarily due to:

•	$68.4 million gain in 2013 resulting from the re-measurement of our previously held equity interest in ecoATM during 2013; partially offset by

•	$19.7 million in lower losses from our investment in the Joint Venture and other equity method investments.
In 2015 we expect reduced impact from equity method investments as a result of our withdrawal from the Joint Venture in 2014. See Note 5: Equity Method Investments and Related Party Transactions in our Notes to Consolidated Financial Statements for more information.
Comparing 2013 to 2012
Income from equity method investments increased to $19.9 million from a $5.2 million loss, primarily due to:

•	$68.4 million gain in 2013 on the re-measurement of our previously held equity interest in ecoATM; and

•	$19.5 million gain on a license grant to the Joint Venture during 2012 which did not recur in 2013.
Interest Expense, Net

Dollars in thousands	Years Ended December 31,			2014 vs. 2013		2013 vs. 2012
	2014	2013	2012	$	%	$	%
Cash interest expense	$41,562	$25,289	$12,833	$16,273	64.3%	$12,456	97.1%
Non-cash interest expense:
Amortization of debt discount	2,606	4,674	7,109	(2,068)	(44.2)%	(2,435)	(34.3)%
Amortization of deferred financing fees	1,510	1,720	2,126	(210)	(12.2)%	(406)	(19.1)%
Other	—	(550)	(2,700)	550	(100.0)%	2,150	(79.6)%
Total non-cash interest expense	4,116	5,844	6,535	(1,728)	(29.6)%	(691)	(10.6)%
Total cash and non-cash interest expense	45,678	31,133	19,368	14,545	46.7%	11,765	60.7%
Loss from early extinguishment of debt	2,018	6,013	953	(3,995)	(66.4)%	5,060	531.0%
Total interest expense	47,696	37,146	20,321	10,550	28.4%	16,825	82.8%
Interest income	(60)	(4,345)	(4,673)	4,285	(98.6)%	328	(7.0)%
Interest expense, net	$47,636	$32,801	$15,648	$14,835	45.2%	$17,153	109.6%
Comparing 2014 to 2013
Interest expense, net increased $14.8 million, or 45.2%, primarily due to:

•
$14.5 million higher interest expense from increased average borrowings which includes the impact of the $300.0 million principal amount of Senior Notes due 2021 we issued on June 9, 2014 (see Note 7: Debt and Other Long-Term Liabilities in our Notes to Consolidated Financial Statements for more information); and

•	$4.3 million decrease in interest income primarily due to income from the settlement of a note receivable in 2013; partially offset by

•
$4.0 million decrease in losses from the early extinguishment or conversion of debt. See Note 7: Debt and Other Long-Term Liabilities in our Notes to Consolidated Financial Statements for more information.

Comparing 2013 to 2012
Interest expense, net increased $17.2 million, or 109.6%, during the year primarily due to:

•	$11.8 million higher interest expense associated with the $350.0 million in Senior Notes we issued on March 12, 2013 and

•	$5.1 million higher losses from the early extinguishment or conversion of debt. See Note 7: Debt and Other Long-Term Liabilities in our Notes to Consolidated Financial Statements for more information.

Other Expense, Net

Dollars in thousands	Years Ended December 31,			2014 vs. 2013		2013 vs. 2012
	2014	2013	2012	$	%	$	%
Other, net	$(1,185)	$(3,599)	$(155)	$2,414	(67.1)%	$(3,444)	NM*
 *     Not Meaningful
Comparing 2014 to 2013
Other expense, net decreased by $2.4 million or 67.1% to $1.2 million primarily due to:

•	$2.8 million in expense incurred to write-down the carrying value of a note receivable from Sigue incurred during 2013 which did not recur in 2014; partially offset by

•	$1.3 million higher foreign currency related losses to $2.7 million primarily due to the impact of the Canadian dollar exchange rates on our Coinstar Canada operations.
Comparing 2013 to 2012
Other expense, net increased by $3.4 million to $3.6 million primarily due to:

•	$2.8 million in expense incurred to write-down the carrying value of a note receivable from Sigue. See Note 16: Fair Value; and

•	$1.3 million higher foreign currency related losses to $1.3 million primarily due to the impact of the Canadian dollar exchange.

Income Tax Expense

Dollars in thousands	Year Ended December 31,			2014 vs 2013	2013 vs 2012
	2014	2013	2012
Income tax expense	$(66,164)	$(39,710)	$(100,211)	$(26,454)	$60,501
Effective tax rate	34.7%	15.1%	37.6%	19.6 % pts	(22.5) % pts
Income tax expense and effective tax rates are driven by recurring items, such as tax rates in foreign jurisdictions and the relative amount of income we earn in each. It is also affected by permanent differences in the recognition of income and expenses for income tax purposes vs. financial reporting purposes and various discrete items that may occur in any given year, but are not consistent from year to year. The most significant, recurring permanent difference impacting our income tax expense is the Domestic Production Activities Deduction ("DPAD") which we are entitled to based on Redbox's domestic production activities.
Comparing 2014 to 2013
Income tax expense increased by $26.5 million resulting from higher taxable income primarily driven by:

•	$34.5 million in tax benefits related to discrete items occurring in 2013 composed of:

◦	$16.7 million related to the recognition of a worthless stock deduction from an outside basis difference in a corporate subsidiary in 2013; and

◦
$17.8 million, net of a valuation allowance, through the realization of capital and ordinary gains and losses associated with the series of transactions to reorganize Redbox related subsidiary structures through the sale of a wholly owned subsidiary; partially offset by

•	$5.3 million increase in the DPAD from $1.5 million in 2013 to $6.8 million in 2014; and

•
$2.7 million in additional impact primarily driven by various permanent and discrete items as well as the $3.2 million decrease in Income from continuing operations before income taxes excluding the $68.4 million non-taxable gain on previously held equity interest in ecoATM.

Comparing 2013 to 2012
Income tax expense decreased by $60.5 million primarily driven by:

•	$34.5 million in tax benefits related to discrete items occurring in 2013 composed of:

◦	$16.7 million related to the recognition of a worthless stock deduction from an outside basis difference in a corporate subsidiary in 2013; and

◦
$17.8 million, net of a valuation allowance, through the realization of capital and ordinary gains and losses associated with the series of transactions to reorganize Redbox related subsidiary structures through the sale of a wholly owned subsidiary; and

•
$27.6 million decrease driven by the $72.5 million decrease in income from continuing operations before income taxes excluding the $68.4 million non-taxable gain on previously held equity interest in ecoATM; partially offset by

•
$1.6 million in additional impact primarily driven by other permanent differences, including the DPAD, in the recognition of income and expenses for income tax purposes vs. financial reporting purposes and various discrete items.

Non-GAAP Financial Measures
Non-GAAP measures may be provided as a complement to results provided in accordance with United States generally accepted accounting principles (“GAAP”).
We use the following non-GAAP financial measures to evaluate our financial results:

•	Core adjusted EBITDA from continuing operations;

•	Core diluted earnings per share (“EPS”) from continuing operations;

•	Free cash flow; and

•	Net debt and net leverage ratio.
These measures, the definitions of which are presented below, are non-GAAP because they exclude certain amounts which are included in the most directly comparable measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for our GAAP financial measures and may not be comparable with similarly titled measures of other companies.
Core and Non-Core Results
We distinguish our core activities, those associated with our primary operations which we directly control, from non-core activities. Non-core activities are primarily nonrecurring events or events we do not directly control. Our non-core adjustments for the periods presented include, but not limited to, i) restructuring costs associated with actions to reduce costs in our continuing operations primarily through workforce reductions across the Company, ii) acquisition costs primarily related to the acquisition of ecoATM, iii) compensation expense for rights to receive cash issued in conjunction with our acquisition of ecoATM and attributable to post-combination services as they are fixed amount acquisition related awards and not indicative of the directly controllable future business results, iv) income or loss from equity method investments, which represents our share of income or loss from entities we do not consolidate or control and includes the impacts of the gain on re-measurement of our previously held equity interest in ecoATM upon acquisition, v) benefits from release of indemnification reserves upon settlement of the Sigue Note and vi) tax benefits related to a net operating loss adjustment and the recognition of a worthless stock deduction in a corporate subsidiary ("Non-Core Adjustments").
We believe investors should consider our core results because they are more indicative of our ongoing performance and trends, are more consistent with how management evaluates our operational results and trends, provide meaningful supplemental information to investors through the exclusion of certain expenses which are either nonrecurring or may not be indicative of our directly controllable business operating results, allow for greater transparency in assessing our performance, help investors better analyze the results of our business and assist in forecasting future periods.

Core Adjusted EBITDA from continuing operations
Our non-GAAP financial measure core adjusted EBITDA from continuing operations is defined as earnings from continuing operations before depreciation, amortization and other; interest expense, net; income taxes; share-based payments expense; and Non-Core Adjustments.
A reconciliation of core adjusted EBITDA from continuing operations to net income from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

	Year Ended December 31,			2014 vs. 2013		2013 vs. 2012
Dollars in thousands	2014	2013	2012	$	%	$	%
Net income from continuing operations	$124,677	$222,688	$166,303	$(98,011)	(44.0)%	$56,385	33.9%
Depreciation, amortization and other	202,478	200,308	183,690	2,170	1.1%	16,618	9.0%
Interest expense, net	47,644	32,807	15,640	14,837	45.2%	17,167	109.8%
Income taxes expense	66,164	39,710	100,211	26,454	66.6%	(60,501)	(60.4)%
Share-based payments expense(1)	13,384	16,831	19,362	(3,447)	(20.5)%	(2,531)	(13.1)%
Adjusted EBITDA from continuing operations	454,347	512,344	485,206	(57,997)	(11.3)%	27,138	5.6%
Non-Core Adjustments:
Restructuring costs	469	4,495	—	(4,026)	(89.6)%	4,495	NM*
Acquisition costs	—	5,669	3,235	(5,669)	(100.0)%	2,434	75.2%
Rights to receive cash issued in connection with the acquisition of ecoATM	13,270	8,664	—	4,606	15.8%	8,664	NM*
Loss from equity method investments, net	28,734	48,448	24,684	(19,714)	(14.0)%	23,764	96.3%
Sigue indemnification reserve releases	—	(2,542)	—	2,542	(100.0)%	(2,542)	NM*
Gain on previously held equity interest in ecoATM	—	(68,376)	—	68,376	(100.0)%	(68,376)	NM*
Gain on formation of Redbox Instant by Verizon	—	—	(19,500)	—	NM*	19,500	(100.0)%
Core adjusted EBITDA from continuing operations	$496,820	$508,702	$493,625	$(11,882)	(2.3)%	$15,077	3.1%
 *     Not Meaningful
(1) Includes both non-cash share-based compensation for executives, non-employee directors and employees as well as share-based payments for content arrangements.
Comparing 2014 to 2013
The decrease in our core adjusted EBITDA from continuing operations was primarily due to:

•	Lower segment operating income in our Redbox segment, and

•	Higher segment operating loss in our ecoATM segment, partially offset by

•	Higher segment operating income in our Coinstar segment.
The other significant components of core adjusted EBITDA from continuing operations have been discussed previously in the Results of Operations section above.
Comparing 2013 to 2012
The increase in our core adjusted EBITDA from continuing operations was primarily due to:

•	Higher operating income in our Redbox and Coinstar segments, partially offset by

•	An operating loss in 2013 in our ecoATM segment.
The other components of core adjusted EBITDA from continuing operations have been discussed previously in the Results of Operations section above.

Core Diluted EPS from continuing operations
Our non-GAAP financial measure core diluted EPS from continuing operations is defined as diluted earnings per share from continuing operations excluding Non-Core Adjustments, net of applicable taxes.
A reconciliation of core diluted EPS from continuing operations to diluted EPS from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

	Year Ended December 31,			2014 vs. 2013		2013 vs. 2012
	2014	2013	2012	$	%	$	%
Diluted EPS from continuing operations	$6.02	$7.85	$5.17	$(1.83)	(23.3)%	$2.68	51.8%
Non-Core Adjustments, net of tax:(1)
Restructuring costs	0.01	0.10	—	(0.09)	(90.0)%	0.10	NM*
Acquisition costs	—	0.17	0.06	(0.17)	(100.0)%	0.11	183.3%
Rights to receive cash issued in connection with the acquisition of ecoATM	0.53	0.25	—	0.28	112.0%	0.25	NM*
Loss from equity method investments	0.85	1.04	0.47	(0.19)	(18.3)%	0.57	121.3%
Sigue indemnification reserve releases	—	(0.05)	—	0.05	(100.0)%	(0.05)	NM*
Gain on previously held equity interest on ecoATM	—	(2.33)	—	2.33	(100.0)%	(2.33)	NM*
Gain on formation of Redbox Instant by Verizon	—	—	(0.37)	—	NM*	0.37	(100.0)%
Tax benefit from net operating loss adjustment	(0.05)	—	—	(0.05)	NM*	—	NM*
Tax benefit of worthless stock deduction	(0.10)	(0.59)	—	0.49	(83.1)%	(0.59)	NM*
Core diluted EPS from continuing operations	$7.26	$6.44	$5.33	$0.82	12.7%	$1.11	20.8%
 *     Not Meaningful
(1) Non-Core Adjustments are presented after-tax using the applicable effective tax rate for the respective periods.

Free Cash Flow
Our non-GAAP financial measure free cash flow is defined as net cash provided by operating activities after capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our securities. A reconciliation of free cash flow to net cash provided by operating activities, the most comparable GAAP financial measure, is presented in the following table:

	Years ended December 31,			2014 vs. 2013		2013 vs. 2012
Dollars in thousands	2014	2013	2012	$	%	$	%
Net cash provided by operating activities	$338,351	$327,834	$465,762	$10,517	3.2%	$(137,928)	(29.6)%
Purchase of property and equipment	(97,924)	(161,412)	(209,910)	63,488	(39.3)%	48,498	(23.1)%
Free cash flow	$240,427	$166,422	$255,852	$74,005	44.5%	$(89,430)	(35.0)%
An analysis of our net cash from operating activities and used in investing and financing activities is provided below in the Liquidity and Capital Resources section.

Net Debt and Net Leverage Ratio
Our non-GAAP financial measure net debt is defined as the total face value of outstanding debt, including capital leases, less cash and cash equivalents held in financial institutions domestically. Our non-GAAP financial measure net leverage ratio is defined as net debt divided by core adjusted EBITDA from continuing operations for the last twelve months ("LTM"). We believe net debt and net leverage ratio are important non-GAAP measures because they:

•	are used to assess the degree of leverage by management;

•
provide additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our securities as well as additional information about our capital structure; and

•	are reported quarterly to support covenant compliance under our credit agreement.
A reconciliation of net debt to total outstanding debt including capital leases, the most comparable GAAP financial measure, is presented in the following table:

	December 31,		Change
Dollars in thousands	2014	2013	$	%
Senior unsecured notes(1)	$650,000	$350,000	$300,000	85.7%
Term loans(1)	146,250	344,375	(198,125)	(57.5)%
Revolving line of credit	160,000	—	160,000	NM*
Convertible debt(1)	—	51,148	(51,148)	(100.0)%
Capital leases	15,391	21,361	(5,970)	(27.9)%
Total principal value of outstanding debt including capital leases	971,641	766,884	204,757	26.7%
Less domestic cash and cash equivalents held in financial institutions	(66,546)	(199,027)	132,481	(66.6)%
Net debt	905,095	567,857	337,238	59.4%
LTM Core adjusted EBITDA from continuing operations	$496,820	$508,702	$(11,882)	(2.3)%
Net leverage ratio	1.82	1.12
*     Not Meaningful
(1) See debt section of Liquidity and Capital Resources below and Note 7: Debt and Other Long-Term Liabilities in our Notes to Consolidated Financial Statements for detail of associated debt discount.

Liquidity and Capital Resources
We believe our existing cash, cash equivalents and amounts available to us under our Credit Facility will be sufficient to fund our cash requirements and capital expenditure needs for at least the next 12 months. After that time, the extent of additional financing needed, if any, will depend on the success of our business. If we significantly increase kiosk installations beyond planned levels or if our Redbox, Coinstar or ecoATM kiosks generate lower than anticipated revenue or operating results, then our cash needs may increase. Furthermore, our future capital requirements will depend on a number of factors, including consumer use of our services, the timing and number of machine installations, the number of available installable kiosks, the type and scope of service enhancements, the cost of developing potential new product service offerings, and enhancements, and cash required to fund potential future acquisitions, investment or capital returns to shareholders such as through share repurchases.

The following is an analysis of our year-to-date cash flows:
Net Cash from Operating Activities
Our net cash from operating activities increased by $10.5 million primarily due to:

•
$76.9 million increase in net cash inflows from changes in working capital primarily due to changes in prepaid expenses and other current assets, accounts payable, content library, and other accrued liabilities; partially offset by

•	$68.2 million decrease in net income to $106.6 million as discussed in the Consolidated Results section above; and

•	$1.8 million change in net non-cash income and expense included in net income.
Net Cash used in Investing Activities
We used $115.4 million of net cash in our investing activities primarily due to:

•
$97.9 million used for purchases of property and equipment for kiosks and corporate infrastructure, including information technology primarily related to our Enterprise Resource Planning implementation; and

•	$24.5 million used for capital contributions to the Joint Venture; partially offset by

•	$5.0 million extinguishment payment from the Joint Venture upon finalization of our withdrawal from it.
Net Cash used in Financing Activities
We used $354.3 million of net cash from financing activities as follows:

•	$545.1 million for repurchases of our common stock;

•	$51.1 million to repurchase and settle convertible debt;

•
$38.1 million in net re-payments on our Credit Facility. The revolving line of credit had an average daily balance of $163.2 million in 2014 and was used to support the activities discussed above relative to the timing of cash flows from operations throughout the same period;

•	$14.0 million to pay capital lease obligations and other debt; and

•	$1.5 million for other financing activities; partially offset by

•	$295.5 million from issuance of our senior unsecured notes due 2021.
Cash and Cash Equivalents
A portion of our business involves collecting and processing large volumes of cash, most of it in the form of coins. As of December 31, 2014, our cash and cash equivalent balance was $242.7 million, of which $81.7 million was identified for settling our payable to the retailer partners in relation to our Coinstar kiosks. The remaining balance of our cash and cash equivalents was available for use to support our liquidity needs.

Debt
Debt comprises the following:

	Senior Notes		Credit Facility		Total Debt
Dollars in thousands	Senior Unsecured Notes due 2019	Senior Unsecured Notes due 2021	Term Loans	Revolving Line of Credit
As of December 31, 2014:
Principal	$350,000	$300,000	$146,250	$160,000	$956,250
Discount	(4,296)	(4,152)	(335)	—	(8,783)
Total	345,704	295,848	145,915	160,000	947,467
Less: current portion	—	—	(9,390)	—	(9,390)
Total long-term portion	$345,704	$295,848	$136,525	$160,000	$938,077

Dollars in thousands	Senior Unsecured Notes due 2019	Credit Facility Term Loans	Convertible Notes	Total Debt
As of December 31, 2013:
Principal	$350,000	$344,375	$51,148	$745,523
Discount	(5,317)	—	(1,446)	(6,763)
Total	344,683	344,375	49,702	738,760
Less: current portion	—	(42,187)	(49,702)	(91,889)
Total long-term portion	$344,683	$302,188	$—	$646,871
Senior Unsecured Notes Due 2019
On March 12, 2013, we entered into an indenture pursuant to which we issued $350.0 million principal amount of 6.000% Senior Notes due 2019 (the “Senior Notes due 2019”) at par for proceeds, net of expenses, of $343.8 million. The expenses were allocated between debt discount and deferred financing fees based on their nature. Each of our direct and indirect U.S. subsidiaries guarantees the Senior Notes due 2019. As of December 31, 2014, we were in compliance with the covenants of the related indenture.

Senior Unsecured Notes Due 2021
On June 9, 2014, we entered into an indenture pursuant to which we issued $300.0 million principal amount of 5.875% Senior Notes due 2021 (the "Senior Notes due 2021") at par for proceeds, net of expenses, of $294.0 million. The expenses were allocated between debt discount and deferred financing fees based on their nature. Each of our direct and indirect U.S. subsidiaries guarantees the Senior Notes due 2021.
The Senior Notes due 2021 and related guarantees:

•
are general unsecured obligations and are effectively subordinated to all of our and our subsidiary guarantors’ existing and future secured debt to the extent of the collateral securing that secured debt, and

•	will rank equally to all of our and our subsidiary guarantors’ other unsecured and unsubordinated indebtedness.
In addition, the Senior Notes due 2021:

•	will be effectively subordinated to all of the liabilities of our existing and future subsidiaries that are not guaranteeing the Senior Notes due 2021,

•	require interest payable on June 15 and December 15 of each year, beginning on December 15, 2014, and

•	mature on June 15, 2021.
We may redeem any of the Senior Notes due 2021:

•	beginning on June 15, 2017 at a redemption price of 104.406% of their principal amount plus accrued and unpaid interest and additional interest, if any; then

•	the redemption price will be 102.938% of their principal amount plus accrued and unpaid interest and additional interest, if any, for the twelve-month period beginning June 15, 2018; then

•	the redemption price will be 101.469% of their principal amount plus accrued and unpaid interest and additional interest, if any, for the twelve-month period beginning June 15, 2019; and then

•	the redemption price will be 100.000% of their principal amount plus accrued interest and unpaid interest and additional interest, if any, beginning on June 15, 2020.

•
We may also redeem some or all of the Senior Notes due 2021 before June 15, 2017 at a redemption price of 100.000% of the principal amount, plus accrued and unpaid interest and additional interest, if any, to the redemption date, plus an applicable “make-whole” premium.

•
In addition, before June 15, 2017, we may redeem up to 35% of the aggregate principal amount with the proceeds of certain equity offerings at 105.875% of their principal amount plus accrued and unpaid interest and additional interest, if any; we may make such redemption only if, after any such redemption, at least 65% of the aggregate principal amount originally issued remains outstanding.

Upon a change of control as defined in the indenture related to the Senior Notes due 2021, we will be required to make an offer to purchase the Senior Notes due 2021 or any portion thereof. That purchase price will equal 101% of the principal amount of the Senior Notes due 2021 on the date of purchase plus accrued and unpaid interest and additional interest, if any. If we make certain asset sales and do not reinvest the proceeds or use such proceeds to repay certain debt, we will be required to use the proceeds of such asset sales to make an offer to purchase the Senior Notes due 2021 at 100% of their principal amount, together with accrued and unpaid interest and additional interest, if any, to the date of purchase.
The terms of the Senior Notes due 2021 restrict our ability and the ability of certain of our subsidiaries to, among other things: incur additional indebtedness; create liens; pay dividends or make distributions in respect of capital stock; purchase or redeem capital stock; make investments or certain other restricted payments; sell assets; enter into transactions with stockholders or affiliates; or effect a consolidation or merger. However, these and other limitations set forth in the related indenture will be subject to a number of important qualifications and exceptions.
The indenture related to the Senior Notes due 2021 provides for customary events of default which include (subject in certain cases to grace and cure periods), among others: nonpayment of principal or interest or premium; breach of covenants or other agreements in the indenture; defaults in failure to pay certain other indebtedness; the failure to pay certain final judgments; the invalidity of certain of the Subsidiary Guarantors’ guarantees; and certain events of bankruptcy, insolvency or reorganization. Generally, if an event of default occurs and is continuing under the indenture, either the trustee or the holders of at least 25% in aggregate principal amount then outstanding may declare the principal amount plus accrued and unpaid interest to be immediately due and payable. As of December 31, 2014, we were in compliance with the covenants of the related indenture.

In connection with the issuance of the Senior Notes due 2021 and related guarantees, we agreed to register the Senior Notes due 2021 and related guarantees under the Securities Act of 1933, as amended (the “Securities Act”) so as to allow holders of the Senior Notes due 2021 and related guarantees to exchange the Senior Notes due 2021 and the related guarantees for the same principal amount of a new issue of Senior Notes due 2021 and related guarantees (collectively, the “Exchange Notes”) with substantially identical terms, except that the Exchange Notes will generally be freely transferable under the Securities Act. If we fail to comply with these obligations on time (a “registration default”), we generally will be required to pay additional interest at a rate of 0.25% per annum for the first 90-day period following a registration default and an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue (provided that such rate may not exceed 1.00% per annum).
Revolving Line of Credit and Term Loan
On June 24, 2014, we entered into the Third Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”) providing for a senior secured credit facility (the "Credit Facility"). The Amended and Restated Credit Agreement amended and restated in its entirety the Second Amended and Restated Credit Agreement dated as of November 20, 2007 and amended and restated as of April 29, 2009 and as of July 15, 2011 and all amendments and restatements thereto. The credit facility provided under the previous credit agreement was replaced by the Credit Facility. As a result of this refinancing activity, in the six months ended June 30, 2014, we recorded a loss on the extinguishment of the previous credit agreement of $1.7 million for certain previously capitalized and unamortized debt issuance costs. The loss on extinguishment is recorded within Interest expense, net in our Consolidated Statements of Comprehensive Income.
The Credit Facility consists of (a) a $150.0 million amortizing term loan (the “Term Loan”) and (b) a $600.0 million revolving line of credit (the “Revolving Line”), which includes (i) a $75.0 million sublimit for the issuance of letters of credit, (ii) a $50.0 million sublimit for swingline loans and (iii) a $75.0 million sublimit for loans in certain foreign currencies available to us and certain wholly owned Company foreign subsidiaries (the “Foreign Borrowers”). We may, subject to applicable conditions and subject to obtaining commitments from lenders, request an increase in the Revolving Line of up to $200.0 million in aggregate (the “Accordion”).
We (or the Foreign Borrowers, if applicable), subject to applicable conditions, may generally elect interest rates on the Term Loan and Revolving Line calculated by reference to (a) LIBOR (“London Interbank Offered Rate”) (or the Canadian Dealer Offered Rate, in the case of loans denominated in Canadian Dollars or, if LIBOR is not available for a foreign currency, such other interest rate customarily used by Bank of America for such foreign currency) for given interest periods (the “LIBOR/Eurocurrency Rate”) or (b) on loans in U.S. Dollars made to us, Bank of America’s prime rate (or, if greater, (i) the average rate on overnight federal funds plus 0.50% or (ii) the daily floating one month LIBOR plus 1%) (the “Base Rate”), plus a margin determined by our consolidated net leverage ratio. For swingline borrowings, we will pay interest at the Base Rate, plus a margin determined by our consolidated net leverage ratio. For borrowings made with the LIBOR/Eurocurrency Rate, the margin ranges from 125 to 200 basis points, while for borrowings made with the Base Rate, the margin ranges from 25 to 100 basis points.
The Amended and Restated Credit Agreement requires principal amortization payments under the Term Loan as follows:

Dollars in thousands	Repayment Amount
2015	$9,376
2016	13,126
2017	15,000
2018	18,750
2019	89,998
Total	$146,250

The Revolving Line matures on June 24, 2019, at which time all outstanding borrowings must be repaid and all outstanding letters of credit must have been terminated or cash collateralized. The maturity date of the borrowings under the Credit Facility may be accelerated to December 18, 2018 if our senior unsecured notes due 2019 remain outstanding on or after such date. We may prepay amounts borrowed under the Term Loan without premium or penalty (other than breakage costs in the case of borrowings made with the LIBOR/Eurocurrency Rate), but amounts prepaid may not be re-borrowed.
The Amended and Restated Credit Agreement contains events of default that include, among others, non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties, bankruptcy and insolvency events, material judgments, cross defaults to certain other indebtedness, and events constituting a change of control. The occurrence of an event of default will increase the applicable rate of interest and could result in the acceleration of our obligations under the Credit Facilities and the obligations of any or all of the Guarantors to pay the full amount of our (or any Foreign Borrower’s) obligations under the Credit Facility.

The Amended and Restated Credit Agreement contains certain loan covenants, including, among others, financial covenants providing for a maximum consolidated net leverage ratio (i.e., consolidated total debt (net of certain cash and cash equivalents held by us and our domestic subsidiaries) to consolidated EBITDA) and a minimum consolidated interest coverage ratio, and limitations on our ability with regard to the incurrence of debt, the existence of liens, capital expenditures, stock repurchases and dividends, investments, and mergers, dispositions and acquisitions. Our obligations under the Credit Facility are guaranteed by each of our direct and indirect U.S. subsidiaries (collectively, the “Guarantors”), and if any Foreign Borrower is added to the Credit Facility, the Foreign Borrower’s obligations will be guaranteed by us and each of the Guarantors. As of December 31, 2014, the interest rate on amounts outstanding under the Credit Facility was 1.92% and we were in compliance with the covenants of the Credit Facility.
Convertible Debt
On September 2, 2014, our 4.0% Convertible Senior Notes (the “Convertible Notes”) matured. The aggregate outstanding principal was $51.1 million at December 31, 2013.
The Convertible Notes were convertible as of December 31, 2013 and the debt conversion feature was classified as temporary equity on our Consolidated Balance Sheets. In 2014, we retired or settled upon maturity, a combined 51,148 Convertible Notes for total consideration of $51.1 million in cash and the issuance of 431,760 shares of common stock. The amount by which total consideration exceeded the fair value of the Convertible Notes has been recorded as a reduction of stockholders’ equity. The loss from early extinguishment of the Convertible Notes was approximately $0.3 million and is recorded in Interest expense, net in our Consolidated Statements of Comprehensive Income.
Letters of Credit
As of December 31, 2014, we had six irrevocable standby letters of credit that totaled $6.4 million. These standby letters of credit, which expire at various times through September 2015, are used to collateralize certain obligations to third parties. As of December 31, 2014, no amounts were outstanding under these standby letter of credit agreements.
Other Contingencies
During the year ended December 31, 2013, we resolved a previously disclosed loss contingency related to a supply agreement and recorded a benefit of $11.4 million in the direct operating line item in our Consolidated Statements of Comprehensive Income.

Contractual Payment Obligations

Dollars in thousands	Total	2015	2016 & 2017	2018 & 2019	2020 & Beyond
Long-term debt and other	$956,250	$169,390	$28,140	$18,750	$739,970
Contractual interest on long-term debt	203,813	38,625	77,250	38,625	49,313
Capital lease obligations(1)	16,000	11,475	3,921	502	102
Operating lease obligations(1)	72,999	18,527	24,807	21,493	8,172
Purchase obligations(1)(2)	61,971	57,758	4,213	—	—
Asset retirement obligations	13,576	—	—	—	13,576
Content agreement obligations(1)	476,072	416,683	59,389	—	—
Retailer revenue share obligations(1)	6,627	3,196	3,268	163	—
Total(3)	$1,807,308	$715,654	$200,988	$79,533	$811,133

(1)	See Note 17: Commitments and Contingencies in our Notes to Consolidated Financial Statements.

(2)
Excludes any amounts associated with the manufacturing and services agreement entered into as part of the NCR Asset Acquisition, pursuant to which Outerwall, Redbox or an affiliate will purchase goods and services from NCR for a period of five years from June 22, 2012. At the end of the five-year period, if the aggregate amount paid in margin to NCR for goods and services delivered equals less than $25.0 million, Outerwall will pay NCR the difference between such aggregate amount and $25.0 million. As of December 31, 2014, the remaining commitment is $15.8 million under this agreement.

(3)
Income tax liabilities for uncertain tax positions were excluded as we are not able to make a reasonably reliable estimate of the amount and period of related future payments. As of December 31, 2014, we had $4.6 million of gross unrecognized tax benefits for uncertain tax positions.

Off-Balance Sheet Arrangements
Other than certain contractual arrangements listed above, we do not have any off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources. For additional information see Note 17: Commitments and Contingencies in our Notes to Consolidated Financial Statements.
Inflation
We believe that the impact of inflation was minimal on our business in 2014, 2013 and 2012.
Critical Accounting Policies
Our consolidated financial statements have been prepared in accordance with U.S. GAAP. Preparation of these statements requires management to make judgments and estimates. We base our estimates on historical experience and on other assumptions that we believe to be reasonable under the present circumstances.
Significant estimates underlying our consolidated financial statements include the:

•	useful lives and salvage values of our content library;

•	determination of goodwill impairment;

•	lives of equipment and other long-lived assets;

•	recognition and measurement of current and long-term deferred income taxes (including the measurement of uncertain tax positions);

•	recognition and measurement of purchase price allocation for business combinations; and

•	loss contingencies.
It is reasonably possible that the estimates we make may change in the future and could have a material effect on our financial statements.
Content Library
Content library consists of movies and video games available for rent or purchase. We obtain our movie and video game content primarily through revenue sharing agreements and license agreements with studios and game publishers, as well as through distributors and other suppliers. The cost of content mainly includes the cost of the movies and video games, labor, overhead, freight, and studio revenue sharing expenses. The content purchases are capitalized and amortized to their estimated salvage value as a component of direct operating expenses over the usage period. For purchased content that we expect to sell at the end of its useful life, we determine an estimated salvage value. Content salvage values are estimated based on the amounts that we have historically recovered on disposal. For licensed content that we do not expect to sell, no salvage value is provided. The useful lives and salvage value of our content library are periodically reviewed and evaluated. Amortization charges are derived utilizing rental curves based on historical performance of movies and games over their useful lives and recorded on an accelerated basis, reflecting higher rentals of movies and video games in the first few weeks after release, and substantially all of the amortization expense is recognized within one year of purchase.
Goodwill
Goodwill represents the excess purchase price of an acquired enterprise or assets over the estimated fair value of identifiable net assets acquired. We assess goodwill for potential impairment at the reporting unit level on an annual basis as of November 30, or whenever an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. We may assess qualitative factors to make this determination, or bypass such a qualitative assessment and proceed directly to testing goodwill for impairment using a two-step process. Qualitative factors we may consider include, but are not limited to, macroeconomic conditions, industry conditions, the competitive environment, changes in the market for our products and services, regulatory and political developments and entity specific factors such as strategies and financial performance. If, after completing such assessment, it is determined more likely than not that the fair value of a reporting unit is less than its carrying value, we proceed to a two-step impairment test, whereby the first step is comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired and the second step of the test is not performed. The second step of the impairment test is performed when the carrying amount of the reporting unit exceeds the fair value, then the implied fair value of the reporting unit goodwill is compared with the carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss shall be recognized in an amount equal to the excess. For additional information see Note 4: Goodwill and Other Intangible Assets in our Notes to Consolidated Financial Statements.
Lives and Recoverability of Equipment and Other Long-Lived Assets
We evaluate the estimated remaining life and recoverability of equipment and other assets, including intangible assets subject to amortization, whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Factors that would indicate potential impairment include, but are not limited to, significant decreases in the market value of the long-lived asset(s), a significant change in the long-lived asset’s use or physical condition, and operating or cash flow losses associated with the use of the long-lived asset. When there is an indication of impairment, we prepare an estimate of future undiscounted cash flows expected to result from the use of the asset and its eventual disposition to test recoverability. If the sum of the future undiscounted cash flow is less than the carrying value of the asset, it indicates that the long-lived asset is not recoverable, in which case we will then compare the estimated fair value to its carrying value. If the estimated fair value is less than the carrying value of the asset, we recognize the impairment loss and adjust the carrying amount of the asset to its estimated fair value.
During the fourth quarter of 2013, we discontinued three new venture concepts, Rubi, Crisp Market and Star Studio. During the second quarter of 2013 we discontinued our Orango concept. As a result of the decision to discontinue the four concepts, for each concept we estimated the fair value of assets held utilizing a cash flow approach. For each of the concepts and for certain shared service assets used for the new ventures, as of December 31, 2013, we estimated the fair value of the assets was zero and recorded impairment charges for each concept. See Note 12: Discontinued Operations in our Notes to Consolidated Financial Statements.
On January 23, 2015, we made the decision to shut down our Redbox Canada operations as the business was not meeting the Company's performance expectations. On March 31, 2015, we completed the disposal of the Redbox Canada operations. As a result, we updated certain estimates used in the preparation of the financial statements and the remaining value of certain capitalized property and equipment, consisting primarily of installation costs, was amortized over the wind-down period ending March 31, 2015. See Note 12: Discontinued Operations in our Notes to Consolidated Financial Statements.
Income Taxes
Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of our assets and liabilities and operating loss and tax credit carryforwards. We record a valuation allowance to reduce deferred tax assets to the amount expected to more likely than not be realized in our future tax returns. Deferred tax assets and liabilities and operating loss and tax credit carryforwards are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences and operating loss and tax credit carryforwards are expected to be recovered or settled.
We assess our income tax positions and record tax benefits for all years subject to examination based upon management’s evaluation of the facts, circumstances and information available at the reporting date. For those tax positions where it is more likely than not that a tax benefit will be sustained, we have recorded the largest amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate or effective settlement with a taxing authority that has full knowledge of all relevant information. In the event of a tax position where it would not be more likely than not that a tax benefit would be sustained, no tax benefit would be recognized in the financial statements. When applicable, associated interest and penalties have been recognized as a component of income tax expense. See Note 11: Income Taxes From Continuing Operations in our Notes to Consolidated Financial Statements.
Loss Contingencies
We accrue estimated liabilities for loss contingencies arising from claims, assessments, litigation and other sources when it is probable that a liability has been incurred and the amount of the claim assessment or damages can be reasonably estimated. We believe that we have sufficient accruals to cover any obligations resulting from claims, assessments or litigation that have met these criteria.

Accounting Pronouncements Not Yet Effective
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 requires revenue recognition to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 sets forth a new revenue recognition model that requires identifying the contract, identifying the performance obligations, determining the transaction price, allocating the transaction price to performance obligations and recognizing the revenue upon satisfaction of performance obligations. The amendments in the ASU can be applied either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying the update recognized at the date of the initial application along with additional disclosures. We are currently evaluating the impact of ASU 2014-09, which is effective for us in our fiscal year beginning January 1, 2017.
In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements - Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. This ASU describes how an entity’s management should assess whether there are conditions and events that raise substantial doubt about an entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. Management should consider both quantitative and qualitative factors in making its assessment.
If after considering management’s plans, substantial doubt about an entity’s going concern is alleviated, an entity shall disclose information in the footnotes that enables the users of the financial statements to understand the events that raised the going concern and how management’s plan alleviated this concern.
If after considering management’s plans, substantial doubt about an entity’s going concern is not alleviated, the entity shall disclose in the footnotes indicating that a substantial doubt about the entity’s going concern exists within one year of the date of the issued financial statements. Additionally, the entity shall disclose the events that led to this going concern and management’s plans to mitigate them.
We are currently evaluating the impact of ASU 2014-15, which is effective for us in our fiscal year beginning January 1, 2016.